Exhibit 99.1

Contact: Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2017 FOURTH QUARTER AND

YEAR-END RESULTS

Increases Regular Dividend 10%

DeRidder, LA – February 26, 2018 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2017.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2017	2016	% Change	2017	2016	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$87,377	$92,097	-5.1%	$346,156	$368,704	-6.1%
Net investment income	7,312	7,855	-6.9%	29,281	28,106	4.2%
Net realized gains (losses) on investments (pre-tax)	114	(1,468)	NM	(647)	(494)	NM
Net income (1)	649	19,073	-96.6%	46,231	77,865	-40.6%
Diluted earnings per share (1)	$0.03	$0.99	-97.0%	$2.40	$4.05	-40.7%
Operating net income	13,195	20,027	-34.1%	59,272	78,186	-24.2%
Operating earnings per share	$0.69	$1.04	-33.7%	$3.08	$4.07	-24.3%
Book value per share	$22.10	$23.72	-6.8%	$22.10	$23.72	-6.8%
Net combined ratio	88.3%	76.8%		84.7%	77.0%
Return on average equity	0.6%	15.8%		10.5%	17.1%

(1)	Includes $12.6 million ($0.66 per share) of additional income tax expense related to the impact of the tax reform legislation enacted in December requiring our net deferred tax assets to be revalued at the new lower federal corporate tax rate of 21%.

G. Janelle Frost, President and Chief Executive Officer said, “AMERISAFE achieved an 84.7% combined ratio, a 13.3% operating return on average equity and maintained our strong balance sheet in 2017. Overall, we are pleased with our performance as the workers’ compensation market continued to soften. Our focus remains on maintaining long-term financial stability and outstanding service desired by our policyholders, while providing superior returns to shareholders.”

Tax Reform Impact

As a result of tax reform legislation enacted in December, AMERISAFE recognized a one-time non-cash charge of $12.6 million in the fourth quarter of 2017 from the estimated impact of a revaluation of its net deferred tax assets. This charge is equal to $0.66 cents per share and is excluded from operating net income and operating earnings per share.

Insurance Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
Gross premiums written	$81,115	$80,612	0.6%	$350,267	$373,055	-6.1%

Net premiums earned	87,377	92,097	-5.1%	346,156	368,704	-6.1%
Loss and loss adjustment expenses incurred	58,286	52,618	10.8%	209,324	199,031	5.2%
Underwriting and certain other operating costs, commissions, salaries and benefits	18,090	17,135	5.6%	78,776	80,594	-2.3%
Policyholder dividends	761	1,021	-25.5%	4,868	4,216	15.5%

Underwriting profit (pre-tax)	$10,240	$21,323	-52.0%	$53,188	$84,863	-37.3%

Insurance Ratios:
Current accident year loss ratio	75.0%	67.9%		70.5%	67.9%
Prior accident year loss ratio	-8.3%	-10.8%		-10.0%	-13.9%

Net loss ratio	66.7%	57.1%		60.5%	54.0%
Net underwriting expense ratio	20.7%	18.6%		22.8%	21.9%
Net dividend ratio	0.9%	1.1%		1.4%	1.1%

Net combined ratio	88.3%	76.8%		84.7%	77.0%

•	Voluntary premiums for policies written during the quarter ended December 31, 2017 decreased $0.4 million, or 0.5%, compared with the fourth quarter of 2016. For the full year 2017, voluntary premiums written decreased 4.0%, compared with 2016.

•	Payroll audits and related premium adjustments increased premiums written by $2.1 million in the fourth quarter of 2017, compared with $1.2 million in the fourth quarter of 2016. For the full year, these premium adjustments totaled $0.6 million in 2017 compared with $8.1 million in 2016, a decrease of $7.5 million.

•	In the fourth quarter, the Company increased the accident year loss ratio for 2017 from 69.0% to 70.5% as a result of severity trends observed in accident year 2017 relative to prior accident years. However, during the quarter, the Company experienced favorable case development for prior accident years which reduced loss and loss adjustment expenses by $7.2 million. Accident years 2014, 2015, as well as 2010 and 2011 were the primary contributors to the favorable development. In total, prior accident year favorable development for the year ended December 31, 2017 was $34.8 million, compared with favorable development of $51.3 million in 2016. These results reflect improved trends for both closing claims and claims severity and were driven largely by favorable case reserve development on claims that were closed during the year.

•	For the quarter ended December 31, 2017, the underwriting expense ratio was 20.7% compared to 18.6% in the same quarter in 2016. The increase was due to slightly higher insurance related assessments in the fourth quarter compared to the same quarter a year ago as well as lower net premiums earned. For the year ended December 31, 2017, the underwriting expense ratio was 22.8%, compared with 21.9% in 2016.

•	The effective tax rate for the year ended December 31, 2017 was 43.8%. Excluding the impact of revaluing deferred tax assets, the effective tax rate for the year was 28.4% compared with 31.0% for 2016. The decrease in the rate was due to a higher proportion of tax-exempt investment income to underwriting income in 2017 relative to 2016.

Investment Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
Net investment income	$7,312	$7,855	-6.9%	$29,281	$28,106	4.2%
Net realized gains (losses) on investments (pre-tax)	114	(1,468)		(647)	(494)
Pre-tax investment yield	2.4%	2.7%		2.5%	2.5%
Tax-equivalent yield (1)	2.9%	3.2%		2.9%	3.2%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate effective January 1, 2018.

•	Net investment income for the quarter ending December 31, 2017, decreased 6.9% to $7.3 million from $7.9 million in the fourth quarter of 2016, largely due to the increase in value of an investment in a limited partnership hedge fund in last year’s fourth quarter. For the full year 2017, net investment income was $29.3 million compared with $28.1 million for 2016, an increase of 4.2%.

•	As of December 31, 2017, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

Capital Management

On February 22, 2018 the Company’s Board of Directors increased the regular quarterly dividend from $0.20 per share to $0.22 per share, a 10.0% increase, payable on March 23, 2018 to shareholders of record as of March 9, 2018.

During the quarter and year, no shares were repurchased under the Company’s share repurchase plan.

Supplemental Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Net income	$649	$19,073	$46,231	$77,865
Less: Impact of tax reform legislation	(12,620)	—	(12,620)	—
Less: Net realized gains (losses) on investments	114	(1,468)	(647)	(494)
Tax effect (1)	(40)	514	226	173

Operating net income (2)	$13,195	$20,027	$59,272	$78,186

Average shareholders’ equity (3)	$460,184	$482,947	$440,787	$455,066
Less: Average accumulated other comprehensive income	3,323	3,052	1,560	1,048

Average adjusted shareholders’ equity	$456,861	$479,895	$439,227	$454,018

Diluted weighted average common shares	19,246,150	19,210,635	19,245,866	19,203,650
Return on average equity (4)	0.6%	15.8%	10.5%	17.1%
Operating return on average adjusted equity (2)	11.4%	16.7%	13.3%	17.2%
Diluted earnings per share	$0.03	$0.99	$2.40	$4.05
Operating earnings per share (2)	$0.69	$1.04	$3.08	$4.07

(1)	The tax effect of net realized capital gains was calculated assuming an annual tax rate of 35% in 2017 and will be calculated to reflect the new 21% corporate tax rate in 2018.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for Tuesday February 27, 2018, at 10:30 a.m. Eastern Time to discuss the results for the quarter and year, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 6, 2018. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 1385708#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$81,115	$80,612	$350,267	$373,055
Ceded premiums written	(2,288)	(2,261)	(8,869)	(10,307)

Net premiums written	$78,827	$78,351	$341,398	$362,748

Net premiums earned	$87,377	$92,097	$346,156	$368,704
Net investment income	7,312	7,855	29,281	28,106
Net realized gains (losses) on investments	114	(1,468)	(647)	(494)
Fee and other income	134	74	418	346

Total revenues	94,937	98,558	375,208	396,662

Expenses:
Loss and loss adjustment expenses incurred	58,286	52,618	209,324	199,031
Underwriting and other operating costs	18,090	17,135	78,776	80,594
Policyholder dividends	761	1,021	4,868	4,216

Total expenses	77,137	70,774	292,968	283,841

Income before taxes	17,800	27,784	82,240	112,821
Income tax expense (1)	17,151	8,711	36,009	34,956

Net income	$649	$19,073	$46,231	$77,865

(1)	On December 22, 2017, the Tax Act was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017. As a result, we have recorded $12.6 million as additional income tax expense related to our net deferred tax assets revalued at the new lower rate of 21% in the fourth quarter of 2017, the period in which the legislation was enacted.

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Basic EPS:
Net income	$649	$19,073	$46,231	$77,865

Basic weighted average common shares	19,177,261	19,146,047	19,165,489	19,105,806
Basic earnings per share	$0.03	$1.00	$2.41	$4.08
Diluted EPS:
Net income	$649	$19,073	$46,231	$77,865

Diluted weighted average common shares:
Weighted average common shares	19,177,261	19,146,047	19,165,489	19,105,806
Stock options and performance shares	68,889	64,588	80,377	97,844

Diluted weighted average common shares	19,246,150	19,210,635	19,245,866	19,203,650
Diluted earnings per share	$0.03	$0.99	$2.40	$4.05

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2017	2016
	(unaudited)
Assets
Investments	$1,130,314	$1,084,474
Cash and cash equivalents	55,559	58,936
Amounts recoverable from reinsurers	90,133	83,666
Premiums receivable, net	174,234	183,005
Deferred income taxes	19,262	33,811
Deferred policy acquisition costs	20,251	19,300
Other assets	28,483	55,664

	$1,518,236	$1,518,856

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$771,845	$742,776
Unearned premiums	157,270	162,028
Insurance-related assessments	28,246	31,742
Other liabilities	135,452	126,160
Shareholders’ equity	425,423	456,150

Total liabilities and shareholders’ equity	$1,518,236	$1,518,856

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